UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 2, 2015 (January 27, 2015)

American Realty Capital New York City REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-194135	46-4380248
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

123 William Street

On January 27, 2015, American Realty Capital New York City REIT, Inc. (the “Company”), through a wholly-owned subsidiary of the Company’s operating partnership (the “OP”), entered into a sale and purchase agreement (the “Agreement”) to acquire the fee simple interest in an institutional-quality office building located at 123 William Street in Downtown Manhattan (the “Property”). The seller of the Property is EEGO 123 William Owner, LLC (the “Seller”). Under the terms of the Agreement, the Company will acquire the Property free and clear of any and all liens and encumbrances, including any mezzanine loans or preferred equity positions previously issued by the Seller to its existing investors.

The Seller is a wholly owned subsidiary of EEGO-ARC 123 William JV, LLC, a joint venture in which New York REIT, Inc. (“NYRT”) holds a $35.1 million preferred equity interest. The sponsor and advisor of NYRT and the sponsor and advisor of the Company are under common control.

Pursuant to the terms of the Agreement, the Company’s obligation to close the acquisition of the Property is subject to certain customary closing conditions. The Agreement contains customary representations and warranties by the Seller. Although the Company believes that the acquisition of the Property is probable, there can be no assurance that the acquisition of the Property will be consummated.

The contract purchase price for the Property is $253.0 million, exclusive of closing costs. The Company has made a $25.3 million nonrefundable deposit. The Company intends to fund the purchase price with proceeds from its ongoing initial public offering. The Company may seek financing for the Property at or after closing from a lender yet to be identified. There is no assurance that the Company will be able to secure financing on terms that it deems favorable or at all.

The Property contains approximately 545,000 rentable square feet and is currently 81% leased. Currently, the Property’s largest tenants are the People of the State of New York, the City of New York and the United States of America, each representing approximately 21%, 15% and 12% of annualized cash base rent, respectively.

The following table provides information relating to lease commencement and termination dates, rentable square feet, annualized cash base rent, rental escalations and renewal options for the three largest tenants, which represent greater than 10% of total annualized cash base rent:

					Annualized
	Number	Lease	Lease	Rentable	Cash
	of	Commencement	Termination	Square	Base Rent	Rental	Renewal
Tenant	Leases	Date	Date	Feet	(in thousands)	Escalations	Options

The People of the State of New York(1)	4	Various	Various	101,619	$3,369	Various	Various
The City of New York(2)	2	Various	Various	61,487	2,374	Various	Various
The United States of America	1	June 2012	June 2022	48,221	1,915	None	None

(1)	The leases with the People of the State of New York contain an executory clause whereby monetary liability under the lease is limited to the funds available to the one or more departments, commissions, boards or officers to which the premises may be allotted.
(2)	The City of New York may terminate its lease agreements at various times for a termination fee as outlined in the lease agreements.

A copy of the press release announcing the Company’s entry into the Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The summary description in this Current Report on Form 8-K of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement. The Company will file the Agreement with the Securities and Exchange Commission as an exhibit to its next Annual Report on Form 10-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated February 2, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL NEW YORK CITY REIT, INC.

Date: February 2, 2015	By:	/s/ Michael A. Happel
		Name:	Michael A. Happel
		Title:	Chief Executive Officer